                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934

Filed by the registrant [X]
Filed by a party other than the registrant [_]
Check the appropriate box:
[_]  Preliminary proxy statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                     CABLE DESIGN TECHNOLOGIES CORPORATION
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                     CABLE DESIGN TECHNOLOGIES CORPORATION
                  (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of filing fee (Check the appropriate box):
[X]  No fee required
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:
        Not applicable

(2)  Aggregate number of securities to which transaction applies:
        Not applicable

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0- 11:/1/
        Not applicable

(4)  Proposed maximum aggregate value of transaction:
        Not applicable

(5)  Total fee paid:
        Not applicable

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount previously paid:

(2)  Form, schedule or registration statement no.:

(3)  Filing party:

(4)  Date filed:
--------

(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

[LOGO OF CABLE DESIGN TECHNOLOGIES]

                           CABLE DESIGN TECHNOLOGIES

Foster Plaza 7 . 661 Andersen Drive                               Paul M. Olson
Pittsburgh, PA 15220 . (412) 937-2300         President/Chief Executive Officer

                                                        November 12, 1996

  Dear Stockholder:

    On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders on Tuesday, December 10, 1996 at 9:00 A.M. eastern standard time. The meeting will be held at The Somerset Room of the DoubleTree Hotel, 1000 Penn Avenue,
  Pittsburgh, Pennsylvania 15222.

    The matters scheduled to be considered at the meeting are the election of directors, the election of an auditor for the Company, and the proposed amendment of the Company's Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance thereunder from 25,000,000 to 100,000,000 shares. These matters are more fully explained in the attached Proxy Statement, which you are encouraged to read.

    The Board of Directors values and encourages stockholder participation. It is important that your shares be represented, whether or not you plan to attend the meeting. Please take a moment to sign, date and return your Proxy in the envelope provided even if you plan to attend the meeting.

    We hope you will be able to attend the meeting.

                                          Sincerely,

                                          /s/ Paul M. Olson
                                          Paul M. Olson President and Chief
                                          Executive Officer

                       Innovative Interconnect Technology

[LOGO OF CABLE DESIGN TECHNOLOGIES]

                     CABLE DESIGN TECHNOLOGIES CORPORATION

                                 ------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 ------------

  Notice is hereby given that the Annual Meeting of Stockholders of Cable Design Technologies Corporation (the "Company") will be held at The Somerset Room of the DoubleTree Hotel, 1000 Penn Avenue, Pittsburgh, Pennsylvania 15222 on Tuesday, December 10, 1996, at 9:00 o'clock A.M., eastern standard time, for the following purposes:

    1. To elect 7 directors to serve until the next Annual Meeting of Stockholders;

    2. To elect an Auditor for the Company for the ensuing year; the Board of Directors of the Company has recommended Arthur Andersen LLP, the present Auditor, for election as Auditor;

    3. To consider the amendment of the Company's Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance thereunder from 25,000,000 shares, par value $.01 per share, to 100,000,000 shares, par value $.01 per share;

    4. To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

  In accordance with the provisions of the Bylaws, the Board of Directors has fixed the close of business on October 28, 1995 as the record date for the determination of the holders of Common Stock entitled to notice of and to vote at the Annual Meeting.

                                          By order of the Board of Directors

                                          /s/ Kenneth O. Hale
                                          Kenneth O. Hale
                                          Secretary

Pittsburgh, Pennsylvania
November 12, 1996

                                                              NOVEMBER 12, 1996


                     CABLE DESIGN TECHNOLOGIES CORPORATION
        FOSTER PLAZA 7 661 ANDERSEN DRIVEPITTSBURGH, PENNSYLVANIA 15220

                                 ------------

                                PROXY STATEMENT

                   ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                               DECEMBER 10, 1996

                                 ------------

  The Proxy is solicited by the Board of Directors of Cable Design Technologies Corporation (the "Company") for use at the 1996 Annual Meeting of Stockholders to be held on Tuesday, December 10, 1996 at 9:00 o'clock a.m. at The Somerset Room of the DoubleTree Hotel, 1000 Penn Avenue, Pittsburgh, Pennsylvania 15222. Solicitation of the Proxy may be made through officers and regular employees of the Company by telephone or by oral communications with some stockholders following the original solicitation period. No additional compensation will be paid to such officers and regular employees for Proxy solicitation. Expenses incurred in the solicitation of Proxies will be borne by the Company

                                VOTING MATTERS

  The representation in person or by proxy of a majority of the outstanding shares of common stock of the Company, par value $.01 per share (the "Common Stock"), entitled to a vote at the meeting is necessary to provide a quorum for the transaction of business at the meeting. Shares can only be voted if the stockholder is present in person or is represented by a properly signed proxy. Each stockholder's vote is very important. Whether or not you plan to attend the meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. All signed and returned proxies will be counted towards establishing a quorum for the meeting, regardless of how the shares are voted.

  Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted for the Board of Director's proposals, and as the individuals named as proxy holders on the proxy deem advisable on all other matters as may properly come before the meeting.

  For all matters to be voted upon at the meeting other than the Increased Shares Proposal (as defined), the affirmative vote of a majority of shares present in person or represented by proxy, and entitled to vote on the matter, is necessary for approval. With respect to the Increased Shares Proposal, the affirmative vote of a majority of the shares entitled to vote on the matter is necessary for approval. Withholding authority to vote or an instruction to abstain from voting on a proposal will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against the proposal. A broker "non-vote" occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner. Broker "non-votes" will not be treated as shares present and entitled to vote on a voting matter and will have no effect on the outcome of the vote.

  Any stockholder giving the enclosed Proxy has the power to revoke such Proxy prior to its exercise either by voting by ballot at the meeting, by executing a later-dated proxy or by delivering a signed written notice of the revocation to the office of the Secretary of the Company before the meeting begins. The Proxy will be voted at the meeting if the signer of the Proxy was a stockholder of record on October 28, 1996 (the "Record Date").

  On the Record Date, there were outstanding and entitled to vote at the meeting 18,191,710 shares of Common Stock. Each outstanding share of Common Stock is entitled to one vote. This Proxy Statement is first being sent to the stockholders on or about November 12, 1996. A list of the stockholders entitled to vote at the meeting will be available for inspection at the meeting for purposes relating to the meeting.

                           MATTERS TO BE ACTED UPON

1. ELECTION OF DIRECTORS

  Pursuant to the Bylaws of the Company, the Board of Directors has determined that the number of directors constituting the full Board of Directors shall be seven. The Board of Directors recommends that the stockholders vote FOR each nominee set forth below. Proxies are solicited in favor of the nominees named on the following pages and it is intended that the Proxies will be voted for the seven nominees. In the event that any of the nominees should become unable or unwilling to serve as a director, it is intended that the Proxies will be voted for the election of such other person, if any, as shall be designated by the Board of Directors. It is not anticipated that any of the nominees will be unable or unwilling to serve as a director. Each director to be elected will serve until the next Annual Meeting of Stockholders or until a successor is elected and shall qualify.

INFORMATION REGARDING NOMINEES FOR ELECTION OF DIRECTORS

  A brief statement of the business experience and positions with the Company for the past five years, a listing of certain other directorships and the ages (as of October 27, 1996) of each person nominated to become a director of the Company are set forth on the following pages. There are no family relationships between any of the directors, nominees and executive officers of the Company nor any arrangement or understanding between any director or nominee and any other person pursuant to which he or she was or is to be selected as a director or nominee.

  Bryan C. Cressey, 47, has been Chairman of the Board of the Company since 1988 and a director since 1985. For the past fifteen years he has also been a General Partner and Principal of Golder, Thoma, Cressey, Rauner, Inc. ("GTCR"), a private equity investment firm which controls the principal stockholder of the Company as well as those of several other corporations. See "Security Ownership of Certain Beneficial Owners." Mr. Cressey received a Juris Doctor degree and an MBA degree from Harvard University in 1976. He is also a director of Paging Network, a publicly traded paging company, which is unaffiliated with the Company.

  Paul M. Olson, 62, has been President and a director of the Company since 1985, and Chief Executive Officer of the Company since 1993. From 1972 to 1984 Mr. Olson was the President of Phalo Corporation, a wire and cable manufacturer, and directed sales and marketing at Phalo Corporation from 1967 to 1972. From 1963 to 1967, Mr. Olson was employed at General Electric and, from 1960 to 1963, at General Cable, in wire and cable related sales and marketing positions.

  Bernard J. Bannan, 76, has been a director of the Company since 1987. For the past six years he has been President and CEO of Binley Inc., a private real estate investment company that is unaffiliated with the Company. Mr. Bannan has also been a director of MacNeal Schwendler Corp., a publicly traded software company that is unaffiliated with the Company, since 1986.

  Myron S. Gelbach, Jr., 75, has been a director of the Company since 1985. Until his retirement in 1995, he had been a financial consultant with, and until September 1994 was the President of, Militia Hill Company, a financial consulting services company that is unaffiliated with the Company. Until his retirement last year, Mr. Gelbach was also a director of Tasty Baking Company, a publicly traded snack food company, which is unaffiliated with the Company.

  Michael F.O. Harris, 58, has been a director of the Company since 1985. For the past seven years he has also been a Managing Director of NGI, Inc. and The Northern Group, Inc. ("Northern"), which act as Managing General Partners of Northern Investment Limited Partnership ("NILP") and Northern Investment Limited Partnership II ("NILPII"), respectively. NILP and NILPII are investment partnerships which own several manufacturing companies unaffiliated with the Company. NILPII owns approximately 1.4% of the outstanding Common Stock of the Company. See "Security Ownership of Certain Beneficial Owners."

  Glenn Kalnasy, 53, has been a director of the Company since 1985. For the past seven years he has also been a Managing Director of NGI, Inc. and The Northern Group, Inc., which act as Managing General Partners of NILP and NILPII, respectively. NILP and NILPII are investment partnerships which own several manufacturing companies unaffiliated with the Company. NILPII owns approximately 1.4% of the outstanding Common Stock of the Company. See "Security Ownership of Certain Beneficial Owners."

  Richard C. Tuttle, 41, has been a director of the Company since 1989. Since 1992, he has also been an Executive Vice President at Health Care and Retirement Corp., a publicly traded health care company that is unaffiliated with the Company. From 1987 to 1992, he was a principal at GTCR, a private equity investment firm that controls the principal stockholder of the Company.

2. ELECTION OF AUDITORS

  The Board of Directors recommends that the stockholders vote FOR the election of the firm of Arthur Andersen LLP as the auditors to audit the financial statements of the Company and certain of its subsidiaries for the fiscal year ending July 31, 1997. It is intended that the Proxies in the form enclosed with this Proxy Statement will be voted for such firm unless stockholders specify to the contrary in their Proxies or specifically abstain from voting on this matter.

  Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting of Stockholders. They will have the opportunity to make statements if they desire to do so and will be available to respond to appropriate questions.

3. INCREASED SHARES PROPOSAL

  On September 10, 1996, the Board of Directors unanimously adopted resolutions approving a proposal (the "Increased Shares Proposal") to amend the Company's Certificate of Incorporation in order to increase the number of shares of Common Stock that the Company is authorized to issue from 25,000,000 shares, par value $.01 per share, to 100,000,000 shares, par value $.01 per share. The additional shares would be part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently outstanding. The holders of shares of Common Stock do not have preemptive rights. The Board of Directors determined that the Increased Shares Proposal is advisable and directed that the Increased Shares Proposal be considered at the Annual Meeting.

  One of the principal reasons for the Increased Shares Proposal is to provide a sufficient number of shares of Common Stock to ensure that the Company will continue to have an adequate number of authorized and unissued shares of Common Stock for future use. If the Increased Shares Proposal is adopted by the stockholders, the additional authorized and unissued Common Stock would be available for issuance from time to time for such corporate purposes as financings, acquisitions, stock dividends and future stock splits, as the Board of Directors may deem appropriate, without the necessity of further amendment to the Company's Certificate of Incorporation.

  Stockholders should note that certain disadvantages may result from the adoption of the Increased Shares Proposal. In the event that the Increased Shares Proposal is adopted and the proposed amendment to the Certificate of Incorporation is effected, there will be an additional 75,000,000 shares of Common Stock available for issuance by the Company. The Increased Shares Proposal would have the effect enabling the Board of Directors to issue shares to persons friendly to current management. Such an issuance could make more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company's management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of the Company. In addition, the mere existence of unissued and unreserved Common Stock may have a depressive effect on the market price of Common Stock.

  If the Increased Shares Proposal is adopted, the amendment to the Company's Certificate of Incorporation will become effective on December 11, 1996.

4. OTHER BUSINESS

  The Board of Directors does not know of any other business to be presented at the Annual Meeting of Stockholders. If any other matters properly come before the meeting, however, it is intended that the persons named in the enclosed form of Proxy will vote said Proxy in accordance with their best judgment.

                      DIRECTORS MEETINGS AND COMPENSATION

DIRECTORS MEETINGS

  The Board of Directors held four regular meetings and three special telephonic meetings during the year ended July 31, 1996 ("fiscal 1996"). The Audit Committee, which currently consists of Bryan C. Cressey and Michael F.O. Harris, oversees actions taken by the Company's independent auditors, recommends the engagement of auditors and reviews the Company's internal audits. The Compensation Committee approves the compensation of executives of the Company, makes recommendations to the Board of Directors with respect to standards for setting compensation levels and administers the Company's incentive plans. The Compensation Committee currently consists of Bernard J. Bannan, Bryan C. Cressey and Richard C. Tuttle. There is no standing nominating committee. During fiscal 1996, each of the Company's incumbent directors participated in excess of 91% of the aggregate of the meetings of the Board of Directors and the meetings of committees of the Board of Directors of which such director was a member. During fiscal 1996, the Compensation Committee met two times and the Audit Committee met one time.

COMPENSATION OF DIRECTORS

  Directors who are also officers of the Company do not currently receive compensation from the Company for their services as directors. Those directors who are not officers of or otherwise associated with the Company (the "Outside Directors") (currently Bernard J. Bannan, Myron S. Gelbach and Richard C. Tuttle) currently receive $2,500 quarterly for their services as directors. All directors are reimbursed for expenses incurred in connection with their attendance at meetings. In addition, in June 1996, the Board of Directors granted each of the Outside Directors a special $10,000 bonus for extraordinary service over the past fiscal year. Under the Company's Non-Employee Director Stock Plan (the "Outside Director Plan") each participating director under such plan (currently Bernard J. Bannan, Myron S. Gelbach and Richard C. Tuttle) is entitled to receive shares of Common Stock annually with a fair market value of $15,000.

  Each of Messrs. Harris and Kalnasy is a party to a consulting agreement with the Company (the "Director Consulting Agreements"), dated as of July 14, 1988, pursuant to which each has purchased Common Stock of the Company and has been granted options to purchase additional Common Stock in exchange for consulting services. All of such options are fully vested. Each Director Consulting Agreement can be terminated by the director or the Company upon 60 days prior notice.


  GTCR, which controls the principal stockholder of the Company, and Northern, which controls an entity owning approximately 1.4% of the outstanding Common Stock of the Company, are each party to a consulting agreement pursuant to which each is paid $50,000 a year in exchange for consulting services rendered to the Company and its subsidiaries by management personnel of each of GTCR and Northern. Bryan Cressey, a director of the Company, is a General Partner of GTCR, and Michael Harris and Glenn Kalnasy, directors of the Company, are each a Managing Director and significant stockholder of Northern. Although the consulting agreements with GTCR and Northern terminated by their terms upon the completion of the Company's initial public offering, the Board of Directors of the Company voted to amend the consulting agreements to provide for their continuation.

               MANAGEMENT COMPENSATION AND CERTAIN TRANSACTIONS

SUMMARY COMPENSATION TABLE

  The following Summary Compensation Table discloses, for the fiscal years indicated, individual compensation information on Mr. Olson and the four other most highly compensated executive officers who were serving as executive officers at the end of fiscal 1996 (collectively, the "named executives").

                                                     LONG-TERM COMPENSATION
                                                --------------------------------
                                                      AWARDS          PAYOUTS
                                                ------------------- ------------
                          ANNUAL COMPENSATION   RESTRICTED
                         ----------------------   STOCK    OPTIONS/  ALL OTHER
   NAME AND PRINCIPAL    FISCAL SALARY   BONUS    AWARDS     SARS   COMPENSATION
        POSITION          YEAR  ($)(1)    ($)      ($)       (#)       ($)(2)
   ------------------    ------ ------- ------- ---------- -------- ------------
Paul M. Olson...........  1996  341,539 282,117     --        --       26,712
 President, Chief Execu-
  tive Officer            1995  320,674 288,750     --        --       26,793
                          1994  288,308 147,577     --        --       34,941
Michael A. Dudley.......  1996  176,593 113,990     --        --       24,133
 Executive Vice Presi-
  dent                    1995  158,743 111,161     --        --       80,606
                          1994  144,134  87,605     --        --       22,492
David R. Harden.........  1996  232,854 110,222     --        --       25,200
 Senior Vice President    1995  220,420 145,822     --        --       25,200
                          1994  201,766 108,476     --        --       31,278
Donald M. Hastings......  1996  232,854 110,222     --        --       26,712
 Senior Vice President    1995  220,420 145,822     --        --       26,712
                          1994  201,766 108,476     --        --       32,700
George C. Graeber.......  1996  212,865 124,636     --        --       24,228
 Executive Vice Presi-
  dent                    1995  179,158 125,562     --        --       24,020
                          1994  146,960  97,635     --        --       22,379

--------

(1) Amounts in this column reflect salaries paid in the 1996 fiscal year.
(2) Figures in this column include amounts with respect to Company contributions to the West Penn Wire Division Incentive Profit Sharing Plan and Trust (the "Incentive Plan") (which is a defined contribution plan) and term life insurance premiums paid by the Company (both of which reflect payments made in the 1995 calendar year), which for each of the other named executives are: Mr. Olson, Incentive Plan $22,500, term life insurance premium $4,212; Mr. Dudley, Incentive Plan $22,500, term life insurance premium $1,633; Mr. Harden, Incentive Plan $22,500, term life insurance premium $2,700; Mr. Hastings, Incentive Plan $22,500, term life insurance premium $4,212; Mr. Graeber, Incentive Plan $22,500, term life insurance premium $1,728.

OPTION/SAR GRANTS IN FISCAL YEAR 1996

  While the Company does have incentive plans authorizing the grant of stock options, no stock options were granted to any of the named executives during fiscal 1996.

OPTION/SAR EXERCISES AND YEAR END VALUES FOR FISCAL YEAR 1996

  The following table shows information regarding the exercise of stock options or SARs during fiscal 1996 by the named executives and the number and value of any unexercised stock options or SARs held by them as of July 31, 1996:

                                                                        VALUE OF UNEXERCISED
                                                                            IN THE MONEY
                           SHARES               NUMBER OF UNEXERCISED     OPTIONS/SARS AT
                         ACQUIRED ON  VALUE    OPTIONS/SARS AT FY-END           FY-
                          EXERCISE   REALIZED            (#)            END ($) EXERCISABLE/
          NAME               (#)       ($)    EXERCISABLE/UNEXERCISABLE   UNEXERCISABLE(1)
          ----           ----------- -------- ------------------------- --------------------
Paul M. Olson...........   78,000      (2)            187,874/0             5,495,315/0
Michael A. Dudley.......   15,000      --             148,772/0             4,351,581/0
David R. Harden.........      --       --             265,874/0             7,776,815/0
Donald M. Hastings......      --       --             265,874/0             7,776,815/0
George C. Graeber.......   15,000                 88,377/36,395(3)      2,585,027/1,064,554

--------
(1) Based on the closing price of the Common Stock on July 31, 1996 of $29
    1/4.
(2) On March 4, 1996, 182,196 SARs, at a value of $37.35 per SAR (net of exercise price) vested upon the consummation of a primary and secondary public offering of 5,700,000 shares of the Company's Common Stock (the "Offering") on February 28, 1996. The Offering included 3,000,000 shares of Common Stock sold by the Company and 2,204,000 shares of Common Stock sold by GTC Fund II .

(3) On September 14, 1996 an additional 36,395 of the options held by Mr. Graeber vested.

EMPLOYMENT AGREEMENTS

  None of the named executives have employment agreements with the Company or any of its affiliates, nor are any such named executives party to any agreements entitling them to termination or severance payments upon a change in control of the Company. The Company has, however, entered into Senior Management Agreements with each of Messrs. Olson, Hastings and Harden, pursuant to which each has purchased shares of Common Stock. The Senior Management Agreements also impose certain additional restrictions upon the executives, including confidentiality obligations, assignment of the benefit of inventions and patents to the Company and a requirement that such executives devote all of their business time to the Company.


CERTAIN TRANSACTIONS

  The Company purchases converted copper from an entity controlled by family members of David Harden, an officer of the Company. In fiscal 1996, total purchases by the Company from such entity were approximately $1,738,000. As of July 31, 1996, the Company owed approximately $62,000 to such entity, consisting of accounts payable arising in connection with such purchases. The Company expects to continue to purchase converted copper from such entity at such level in the foreseeable future. In addition, during fiscal 1996, the Company purchased approximately $25,000 of machinery, equipment and services from entities owned by Mr. Harden. Such purchases are made on an "as needed" basis, and there is no contract relating to such purchases.

  The Company leases one of its facilities from an entity controlled by Mr. Harden. The facility is leased on a month-to-month basis for $5,000 per month. There is no written lease relating to such arrangement and the Company expects to terminate such lease in the near future.

  The Company leases one of its facilities from an entity controlled by members of Mr. Harden's family for a rental payment of $1,310 and a property tax payment of $135 per month. The written lease agreement governing this arrangement expires October 31, 1998.

  The Company believes that each of the foregoing transactions was consummated on terms no less favorable than those that could be obtained by the Company from an unrelated third party in a transaction negotiated on an arms-length basis.

COMPENSATION COMMITTEE REPORT

 Compensation Policies Applicable to Executive Officers

  During fiscal 1996, the Compensation Committee continued to follow compensation policies established prior to the Company's initial public offering. The overall compensation program for salaried employees has been designed and is administered to ensure that employee compensation motivates superior job performance and the achievement of business objectives. The main policy objective of executive officer compensation is the maximization of stockholder value over the long term. The Compensation Committee believes that this can best be accomplished by an executive compensation program which reflects the following three principles:

    First, base salaries should be sufficient to attract and retain qualified management talent, without exceeding competitive practice at similar companies in the specialty cable and related industries.

    Second, annual bonus and incentive programs should provide opportunity for significant increases in compensation, based on meeting or exceeding pre-determined performance targets.

    Third, a substantial portion of total long-term compensation should reflect performance on behalf of the Company's stockholders, as measured by increases in the Company's stock price.

  In the judgment of the Compensation Committee, the performance of the Company in fiscal 1996 confirms that the compensation program is achieving its main objectives. Accordingly, the Compensation Committee made no fundamental changes in the basic executive compensation program during fiscal 1996.

 Base Salary

  Annual base salaries of the executive officers were reviewed by the Compensation Committee at its October 1996 meeting and adjusted as appropriate effective October 1, 1996. Following previously stated policies, the Compensation Committee adjusted salaries based upon competitive salary levels, past individual performance as measured by both qualitative and quantitative factors and the potential for making significant contributions to future Company performance. The Compensation Committee believes that for salary increases to provide a meaningful additional incentive such increases must exceed the rate of inflation and, in light of relatively low inflation in the national economy, the Compensation Committee approved salary increases ranging between 2% and 17% for senior management at its October 1996 meeting. Although strong overall performance by the Company was a factor in determining the salary adjustments, the individual factors stated above were the primary considerations.

 Bonus Plan

  Each of the named executive officers and certain other key personnel of the Company participate in an executive/management bonus plan (the "Bonus Plan"). The Bonus Plan has not been formalized in writing, and it provides for annual bonus awards based upon operating results compared to a projected operating budget prepared at the beginning of each fiscal year. Employees at certain of the Company's operating units receive bonuses based upon a formula determined by the financial results of their respective unit and the overall financial results of the Company. Other participants, including the Chief Executive Officer (the "CEO"), receive bonuses based on the overall financial results of the Company. An individual participant's bonus is determined as a percentage of the Target Bonus (the individual's "Target Bonus," ranges from 15% to 45% of base salary) based upon (i) the relevant performance target(s) achieved,
(ii) the employee's place of employment within the Company and (iii) the weight given to the relevant performance targets. Bonus amounts are prorated for new participants who are added during the course of a given year. Bonus payments are subject to modification at the discretion of the Compensation Committee. One half of the Bonus Plan bonuses are paid quarterly, with the balance paid after final fiscal year results are available.

NORDX/CDT One-Time Bonus Program

  Certain key personnel of NORDX/CDT participate in the NORDX/CDT One-Time Bonus Program (the "One-Time Program"). The One-Time Program provides for a potential one-time bonus award to such employees based upon NORDX/CDT and the Company achieving certain target savings as a result of certain consolidation and restructuring of NORDX/CDT and Company operations.

NORDX/CDT Signing Bonus Program

  Certain key personnel of NORDX/CDT participate in the NORDX/CDT Signing Bonus Program (the "Signing Program"). The Signing Program provides for the payment of a signing bonus to certain key personnel of NORDX/CDT of up to an aggregate of $750,000 over the first five years of a such person's employment by the Company.

NORDX/CDT Plan II Bonus Program

  Certain employees of NORDX/CDT participate in the NORDX/CDT Plan II Bonus Program (the "Plan II Program"). The Plan II Program provides for bonus awards with respect to the six-month period ending July 31, 1996 and annually thereafter for four years based upon NORDX/CDT's earnings before interest and taxes. Bonus payments are subject to modification at the discretion of the Chief Executive Officer of NORDX/CDT subject to the approval of the Chief Executive Officer of the Company, currently, Paul M. Olson.

 Stock Options

  Under the Company's Long Term Performance Incentive Plan (the "Long Term Plan") and the Company's Supplemental Long Term Performance Incentive Plan (the "Supplemental Plan"), stock options may be granted to the Company's executive officers. The Compensation Committee determines the number of stock options to be granted based on an officer's job responsibilities and individual performance evaluation. Stock options are granted with an exercise price equal to the market price of the Common Stock on the date of grant and generally vest over five years. This approach is designed to encourage the creation of long-term stockholder value since the full benefit of such options cannot be realized unless the stock price exceeds the exercise price at the end of the five years. The Compensation Committee believes that the significant equity interests in the Company held by the Company's management helps to align the interests of stockholders and management and maximize stockholder returns over the long term. An aggregate of 16,122 shares of Common Stock remain reserved for grant under the Long Term Plan. An Aggregate of 800,600 shares of Common Stock remain reserved for grant under the Supplemental Plan. Of such 800,600 shares, 350,600 shares remain reserved under the Supplemental Plan for grants only to new members of the Company's management who are employed in connection with acquisitions by the Company.

  The Outside Directors are not entitled to receive awards under the Long Term Plan or the Supplemental Plan. In order to create and provide an incentive structure similar to that which is in place for employees under those plans, the Company adopted the Outside Director Plan. Under this plan, the Company's Outside Directors are eligible to receive shares of Common Stock in an amount and at a price set by a pre-arranged formula. Under the Outside Director Plan 72,750 shares of Common Stock remain reserved for grant to the Company's Outside Directors.

 Compensation of Chief Executive Officer

  The compensation policies described above apply as well to the compensation of the CEO. The Compensation Committee is directly responsible for determining the CEO's salary level and for all awards and grants to the CEO under the incentive components of the compensation program. The overall compensation package of the CEO is designed to recognize that the CEO bears primary responsibility for increasing the value of stockholders' investments. Accordingly, a substantial portion of the CEO's compensation is incentive-based, providing greater compensation as direct and indirect financial measures of stockholder value increase. The CEO's compensation is thus structured and administered to motivate and reward the successful exercise of these qualities.

  The CEO's compensation for fiscal 1996 was directly related to the overall performance of the Company as measured by financial criteria, as demonstrated by the significant growth in sales, operating income and cash flow. In addition, the CEO's compensation reflected (i) the continued strong performance of the senior management team; (ii) the successful negotiation and consummation of the acquisition of NORDX/CDT, Inc. and several smaller acquisitions; (iii) the successful completion of a primary and secondary public offering of 5,700,000 shares of Common Stock on February 28, 1996; and
(iv) other related qualitative factors.

  Based on the foregoing, the CEO's base compensation was raised from $345,000 as of October 1, 1995 to $362,250 effective October 1, 1996. In addition, the CEO received a bonus of $282,117 for fiscal 1996 under the Bonus Plan, reflecting achievement of 183% of the target performance level and received a payment of $6,805,021 due to the vesting of 100% of his SARs. Mr. Olson's SARs were granted on March 17, 1992 in lieu of stock options as a result of restrictions placed on the issuance of additional stock options by certain of the Company's creditors.

 Conclusion

  Through the programs described above, a very significant portion of the Company's executive compensation is linked directly to corporate performance and stock price appreciation. In fiscal 1996, a majority of the Company's executive compensation (including unrealized appreciation in stock option) consisted of these performance-based variable elements.

  The Compensation Committee has determined that it is unlikely that the Company would pay any amounts in fiscal 1997 that would result in the loss of a Federal income tax deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended, and accordingly, has not recommended that any special actions be taken or that any plans or programs be revised at this time in light of such tax law provision.

 Compensation Committee Members as of July 31, 1996

  Bernard J. Bannan, Bryan C. Cressey and Richard C. Tuttle.

PERFORMANCE GRAPH

  The following graph compares the cumulative total return on $100 invested on November 24, 1993 (the first day of public trading of the Common Stock) through July 31, 1996 (the last day of public trading of the Common Stock in fiscal
1996) in the Common Stock of the Company, the S&P 500 Index and the S&P Electrical Equipment Index. The return of the indices is calculated assuming reinvestment of dividends during the period presented. The Company has not paid any dividends since its initial public offering. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

     COMPARISON OF CUMULATIVE TOTAL RETURN AMONG CABLE DESIGN TECHNOLOGIES
                         CORPORATION, S&P 500 INDEX AND
                         S&P ELECTRICAL EQUIPMENT INDEX







                              [PERFORMANCE GRAPH]

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The table below sets forth certain information regarding beneficial ownership of Common Stock as of October 20, 1996, by each person or entity known to the Company who owns of record or beneficially five percent or more of the Common Stock, by each named executive officer and director nominee and all executive officers and director nominees as a group.

                                       NUMBER OF SHARES   PERCENTAGE OF
                                              OF        OUTSTANDING COMMON
NAME                                   COMMON STOCK(1)       STOCK(1)
----                                   ---------------- ------------------
GTC Fund II(2)........................    2,853,922            15.7
NILPII(3).............................      247,014             1.4
Bryan C. Cressey(2)(4)(5)(6)..........    2,931,836            16.1
Paul M. Olson(4)(7)...................      495,797             2.7
George C. Graeber(8)..................      124,772             *
Michael A. Dudley(9)..................      148,772             *
Donald M. Hastings(10)..................    387,797             2.1
David R. Harden(10).....................    455,797             2.1
Bernard J. Bannan(4)(11)................     25,449             *
Myron S. Gelbach, Jr.(4)..............       26,549             *
Michael F.O. Harris(3)(4)(5)(12)........    337,038             1.8
Glenn Kalnasy(3)(4)(13).................    338,838             1.8
Richard C. Tuttle(4)(14)................     15,739             *
All executive officers and director
 nominees as a group
 (13 Persons)(15).......................  2,011,861            10.6

--------
  * Represents less than 1%.
 (1) Figures are based upon 18,188,210 shares of Common Stock outstanding as of September 30, 1996. The figures assume exercise by only the stockholder or group named in each row of all options and warrants for the purchase of Common Stock held by such stockholder or group which are exercisable within 60 days of October 20, 1996.
 (2) The general partner of GTC Fund II is GTCR, an Illinois limited partnership. Bryan Cressey is a General Partner of GTCR, and may be deemed to be a beneficial owner of the Common Stock of the Company owned by GTC Fund II, but Mr. Cressey disclaims any such beneficial ownership.
     Reflects October     1996, distribution of 1,500,000 shares of Common
     Stock by GTC Fund II to its partners which shares are no longer beneficially owned by GTC Fund II. The business address of GTC Fund II and Mr. Cressey is c/o Golder, Thoma, Cressey, Rauner, Inc., 6100 Sears Tower, Chicago, Illinois 60606.
 (3) The general partners of NILPII are Glenn Kalnasy, Michael F.O. Harris, GT Northern 1988 Investment Fund ("GT Northern"), a Washington limited partnership, and Northern. The general partners of GT Northern are Mr. Kalnasy, Mr. Harris and Northern. Mr. Kalnasy and Mr. Harris together are the sole stockholders of the outstanding capital stock of Northern. Mr. Kalnasy, Mr. Harris, Northern and GT Northern may be deemed to be beneficial owners of the Common Stock of the Company owned by NILPII, but each disclaims any such beneficial ownership. The business address of NILPII, Mr. Kalnasy, Mr. Harris, Northern and GT Northern is c/o The Northern Group, 3140 Bank of California Center, 900-4th Avenue, Seattle, Washington 98164.
 (4) Messrs. Cressey, Olson, Bannan, Gelbach, Jr., Harris, Kalnasy, and Tuttle are directors of the Company.
 (5) Members of the Audit Committee.
 (6) Includes 2,853,922 shares held by GTC Fund II. Mr. Cressey is a general partner of GTCR, and may be deemed to be a beneficial owner of the Common Stock of the Company owned by GTC Fund II, but Mr. Cressey disclaims any such beneficial ownership. See footnote 2.
 (7) Includes 187,874 shares covered by options.
 (8) Includes 124,772 shares covered by options.
 (9) Includes 148,772 shares covered by options.
(10) Includes 265,874 shares covered by options.

(11) The Bernard J. Bannan Trust owns these 25,449 shares, and Mr. Bannan is the beneficiary of the Trust.
(12) Includes 247,014 shares held by Northern Fund II and 90,024 shares covered by options. Mr. Harris may be deemed to be beneficial owner of the Common Stock of the Company owned by Northern Fund II, but disclaims any such beneficial ownership. See footnote 3.
(13) Includes 247,014 shares held by Northern Fund II and 91,824 shares covered by options. Mr. Kalnasy may be deemed to be the beneficial owner of the Common Stock of the Company owned by Northern Fund II, but disclaims any such beneficial ownership. See footnote 3.
(14) Includes 8,735 shares covered by options.
(15) Excludes 2,853,922 shares held by GTC Fund II which may be deemed to be beneficially owned by Mr. Cressey, and 247,014 shares held by Northern Fund II which may be deemed to be beneficially owned by Messrs. Kalnasy and Harris. See footnotes 1 and 3. Each of Messrs. Cressey, Kalnasy and Harris disclaim any such beneficial ownership.

      DIRECTOR AND OFFICER AND TEN PERCENT STOCKHOLDER SECURITIES REPORTS

  The federal securities laws require the Company's directors and officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission, the Nasdaq National Market and the Secretary of the Company initial reports of ownership and reports of changes in ownership of the Common Stock of the Company.

  Normand R. Bourque, an Executive Vice President of the Company, was required to file a report on Form 3 in connection with his receipt of options to purchase 219,400 shares of Common Stock from the Company. Mr. Bourque's report was not timely filed, but was filed on February 28, 1996. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended July 31, 1996, all other of the Company's officers, directors and greater-than-ten-percent beneficial owners made all required filings.

                             STOCKHOLDER PROPOSALS

  Proposals of stockholders to be presented at the 1997 Annual Meeting of Stockholders must be received by the Secretary of the Company by July 13, 1997 to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting. It is anticipated that the 1997 Annual Meeting will be scheduled for December 9, 1997.

                                 OTHER MATTERS

  As of the date of this Proxy Statement, the Board of Directors does not know of any business to come before the Annual Meeting other than the matters described in the notice. If other business is properly presented for consideration at the Annual Meeting, the enclosed Proxy authorizes the persons named therein to vote the shares in their discretion.

                            SOLICITATION OF PROXIES

  Solicitation of the Proxies may be made through officers and regular employees of the Company by telephone or by oral communications with some stockholders following the original solicitation period. No additional compensation will be paid to such officers and regular employees for proxy solicitation. Expenses incurred in the solicitation of Proxies will be borne by the Company, including the charges and expenses of brokerage firms and others of forwarding solicitation material to beneficial owners of Common Stock. In addition to use of the mails, Proxies may be solicited by officers and employees of the Company in person or by telephone.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Securities and Exchange Commission are incorporated in this Proxy Statement by reference: (i) the Company's Annual Report for fiscal year ended July 31, 1996 including the financial information included therein and (ii) the Company's Quarterly Report on Form 10-Q for each of the fiscal quarters ended October 31, 1995, January 31, 1996, and April 30, 1996.

P                                                                    CABLE DESIGN TECHNOLOGIES CORPORATION
                                                             For Annual Meeting of Stockholders - December 10, 1996
R                                                         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

O                                           The undersigned hereby appoints Paul M. Olson and Kenneth O. Hale, and each or any of them, as the true and lawful attorneys of the undersigned, with full power of
X                                           substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of the Corporation which the undersigned is entitled to vote at
Y                                           said meeting and any adjournment thereof upon the matters specified below and upon such other matters as may be properly brought before the meeting or any adjournments thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

                                            THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS
                                            GIVEN, WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE PROPOSAL IN ITEMS 2 AND
                                            3 AND AUTHORITY WILL BE DEEMED GRANTED UNDER PROPOSAL 4.



                                                                                                                  SEE REVERSE
                                                 CONTINUED AND TO BE SIGNED ON REVERSE SIDE                           SIDE
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

-----------------------------------------------------------------------------------------------------------------------------------
[X]
Please mark
votes as in
this example.

1.  To elect a Board of Directors for the                     2. To elect the firm       FOR              AGAINST         ABSTAIN
    ensuing year.                                                of Arthur Andersen, LLP  [ ]                [ ]             [ ]
                                                                 as auditors for
NOMINEES: Bryan C. Cressey, Paul M.                              the fiscal year ending July 31, 1997.
 Olson, Bernard J. Bannan, Myron S.
 Gelbach, Jr., Michael F.O. Harris, Glenn                     3. To approve the           FOR              AGAINST         ABSTAIN
 Kalnasy, Richard C. Tuttle.                                     amendment to the         [ ]                [ ]             [ ]
                                                                 Articles of Incorporation
     FOR       WITHHELD                                          increasing the number of
     [ ]         [ ]                                             shares of common stock authorized for issuance thereunder
        MARK HERE                                                from 25,000 to 100,000,000.
        FOR ADDRESS
[ ]____ CHANGE AND  [ ]                                       4. To transact such other business as may properly come before the
        NOTE BELOW                                               meeting.

For all nominees except as noted above
                                                              (If signing as attorney, executor, trustee or guardian,
                                                              Please give your full title as such.  If shares are held jointly, each holder should sign.)


                                                              Signature:_________________________________________Date:_____________

                                                              Signature:_________________________________________Date:_____________

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